AMENDMENT TO ULTRAMAR CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Ultramar Diamond Shamrock Corporation, a Delaware corporation, pursuant to authority granted by its Board of Directors, hereby adopts the following amendments to the Ultramar Corporation Supplemental Executive Retirement Plan. Such amendments shall be effective as of May 1, 2000, subject to such further limitations and restrictions as are set forth below.

1.	The first sentence of Section 4.1(c) (defining “Average Annual Compensation”) is amended and restated in its entirety, effective for any person who remains employed by Ultramar Diamond Shamrock Corporation on the date set forth above, as follows:

“Average Annual Compensation” shall be determined in the same manner as under the Pension Plan except as otherwise set forth herein, and provided that, Average Annual Compensation shall also include an “average bonus” if (i) the Participant’s employment with a Participating Employer is terminated for any reason other than Cause on or after the first day of the month in which he attains age fifty-five (55) or (ii) the Participant remains employed with the Company (or any subsidiary or affiliate of the Company) upon the occurrence of a Change in Control.

2.	Clause (i) of Section 4.1(m) (defining “SERP Interest Rate”), is amended and restated, in its entirety, as follows:

(i)	with respect to the computation of the amount of a lump sum benefit upon a Change in Control under Section 4.2(e), the interest rate issued by the Pension Benefit Guaranty Corporation for private sector lump sum payments, as such rate is in effect on the first day of the calendar year that contains the date of the distribution.

3.	Section 4.1(q) (defining “Trust”) is amended and restated in its entirety, as follows:

(q) “Trust”shall mean the Ultramar Diamond Shamrock Corporation Benefits Trust between the Company and Sterling National Bank and Trust Company of New York, as it may be amended from time to time.

4.	The first sentence of Section 4.2(b) is amended and restated, in its entirety, as follows:

A Participant who retires from employment with a Participating Employer (other than on account of a termination for Cause) on or after the first day of the month following his attainment of age sixty-two (62) (with the determination of such Participant’s then age calculated by taking into account any additional years considered added to such Participant’s actual age pursuant to the terms of any separate agreement between the Participant and the Company pertaining to such person’s participation in the SERP) and who is entitled to a benefit under the Pension Plan shall be entitled to receive the greater of the Supplemental Pension determined under Section 4.2(a) or this Section 4.2(b).

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5.	The first sentence of clause (ii) of Section 4.2(e) is amended and restated, in its entirety, effective for any person who remains employed by Ultramar Diamond Shamrock Corporation on the date set forth above, as follows:

If there is a Change in Control, each Participant who remains employed by the Company (or any subsidiary or affiliate) on the Change in Control Date shall be (i) one hundred percent (100%) vested in his Supplemental Pension and (ii) paid a single lump sum payment in cash equal to the Actuarial Equivalent lump sum value of his Supplemental Pension, determined as of the date of the Change in Control using the SERP Interest Rate and SERP Mortality Table, in lieu of all other benefits under the SERP; provided that any amendment of the SERP made within the six-month period ending on the effective date of the Change in Control shall be ignored for purposes of computing the amount of the lump sum payment under this clause (ii) to the extent that the application of such amendment would cause the amount of the lump sum to be less than that computed without application of such amendment.

6.	Section 4.4(a) is amended and restated, in its entirety, as follows:

(b)	Any benefit payable to a Participant or Spouse hereunder shall be paid by the Company. Notwithstanding the foregoing, such benefits shall instead be paid from the Trust, under such circumstances (including a Change in Control) as are specified under the terms of the Trust. To the extent that the Trust does not pay the benefits under the SERP to which any Participant (or Spouse) is entitled, the Company remains responsible to do so. Moreover, all assets of the Trust remain, at all times, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, and no Participant (or any Spouse thereof) shall, at any time, have a prior claim to any Trust assets.

7.	Section 4.5 is amended and restated, in its entirety, effective for any person who remains employed by Ultramar Diamond Shamrock Corporation on the date set forth above, as follows:

4.5 Additional Terms. A Participant shall, subject only to the provisions of Section 15, which shall govern in the event of any conflict, receive such additional terms (including, but not limited to, years of age and/or service for vesting and/or benefit accrual purposes under the SERP) as determined by the Committee, in its sole discretion.

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8.	A new Section 15 is added, effective for any person who remains employed by Ultramar Diamond Shamrock Corporation on the date set forth above, as follows:

15.	Special Change in Control Provisions.

(a)	The provisions of this Section 15 shall apply with respect to each Participant in the group listed in subsection (b) hereof (each, hereafter, a “Covered Participant”) who, except as otherwise provided in this Section 15, remains employed by the Company (or any subsidiary or affiliate of the Corporation) (collectively, “UDS”) upon the occurrence of a Change in Control. The provisions of this Section 15 shall apply, notwithstanding any other provision of the SERP to the contrary.

(b)	The Covered Participants, identified by social security number, are as follows:

###-##-#### ###-##-#### ###-##-####

(c)	For purposes of this Section 15, the term “SERP Side Letter” means, with respect to any Covered Participant, that separate agreement between such person and the Company pertaining to such person’s participation in the SERP, as such agreement may be amended from time to time.

(d)	For purposes of this Section 15, and with respect to any Covered Participant, the term “Computation Period” means the calendar year in which there occurs a Change in Control, as well as each of the two immediately succeeding years.

(e)	For purposes of the following subsection (f) of this Section 15, “Average Annual Compensation” shall, with respect to any Covered Participant, and notwithstanding the terms of such Covered Participant’s SERP Side Letter, be determined as if (i) such person remains a UDS employee until the end of such person’s Computation Period, (ii) such person’s compensation for each of the three years during such Computation Period and otherwise taken into account, without regard to this subsection (e), in so determining such person’s Average Annual Compensation (inclusive of amounts taken into account in determining such person’s average bonus percentage) is equal to such person’s compensation (otherwise so taken into account in determining Average Annual Compensation, including the average bonus percentage) for the year immediately prior to the year in which the Change in Control occurs.

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(f)	Notwithstanding any provisions of the SERP (or of any particular Covered Participant’s SERP Side Letter) to the contrary, the amount of any lump sum otherwise payable to such person under the SERP on account of being employed by UDS upon the occurrence of a Change in Control shall be determined in the following steps, with the lump sum being the amount determined under the following clause (ii):

(i)	Determine the amount of the annual SERP benefit which would otherwise be immediately payable to such person, starting on the Change in Control Date, and determined as if such person terminated employment on the Change in Control Date and with such person’s Average Annual Compensation determined pursuant to the provisions of the foregoing subsection (e) of this Section 15, and after taking into account the other provisions of the SERP, as well as such person’s SERP Side Letter (other than any provision thereof relating to (A) the conversion of such annual SERP benefit into a lump sum amount or (B) the determination of such person’s Average Annual Compensation); provided, however, that in making such determination, in the event that such person is under age sixty-two (62) on the Change in Control Date, (A) the Pension Plan benefit and the Other Pension Benefits otherwise taken into account in such determination shall be the amount of such respective benefits otherwise payable to such person at age sixty-two (62), but with such benefit amounts determined as if such person terminated employment on the Change in Control Date, and (B) there shall be no reduction on account of early payment of the SERP benefit pursuant to the provisions of Section 4.2(c) (or otherwise).

(ii)	Determine the immediate present value, based upon such Covered Participant’s actual age on the Change in Control Date, of the annual benefit amount, calculated under the foregoing clause (i), which would otherwise be paid to such person starting on the Change in Control Date, with such present value being determined using the interest rate and mortality table set forth in Section 4.1(m)(i) and Section 4.1(n)(i), respectively (except to the extent that a larger lump sum would result from using the interest rate and mortality table set forth in Section 4.1(m)(ii) and Section 4.1(n)(ii), respectively, in which event the interest rate and mortality table set forth in Section 4.1(m)(ii) and Section 4.1(n)(ii), respectively, shall instead apply).)

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(g)	Attached to the SERP, as Exhibit A, is a separate schedule for each Covered Participant illustrating the manner, in accordance with the forgoing provisions of this Section 15 and the other provisions of the SERP (and the terms of such person’s SERP Side Letter, as such agreement may be modified pursuant to the foregoing provisions of this Section 15), in which the lump sum payment to such person with respect to the SERP would, in the event that such person remains employed by UDS upon the occurrence of a Change in Control, be calculated for such person, assuming that (I) the Change in Control Date occurs on December 31, 2000, (II) such lump sum distribution also occurs on that date and (III) such person remains employed by UDS on that date. In the event of a Change in Control occurring on December 31, 2000, the amount of the lump sum payable to any Covered Participant who remains employed by UDS on such date shall (assuming such lump sum is also paid on that same date) be the amount set forth with respect to such person in the relevant attached schedule. In the event that a Change in Control Date occurs on some other date, the methodology set out in such schedules shall be dispositive in resolving any issues which may arise in connection with determining the amount of the lump sum otherwise payable to any such Covered Participant who so remains employed by UDS upon the occurrence of such other Change in Control Date.

(h)	If a Covered Participant who receives a lump sum distribution on account of being employed by UDS on a Change in Control Date continues to be employed by UDS and thereafter becomes entitled to a subsequent distribution with respect to the SERP, the amount of such subsequent SERP benefit, expressed as an annual benefit, which annual benefit is the starting point in determining the amount of such subsequent distribution, shall be equal to the excess of:

(i)	the amount of the annual SERP benefit, otherwise payable at that time (or, at age sixty-two (62), in the event that such person is then under age sixty-two (62), determined under the SERP and after taking into account the provisions of such person’s SERP Side Letter, over

(ii)	the amount of the annual SERP benefit which was taken into account under clause (i) of the subsection (f) of this Section 15 as the starting point in determining the amount of such prior lump sum distribution.

In all other respects, the amount of any subsequent distribution shall be determined in accordance with such rules of uniform application as may be established by the Compensation Committee.

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(i)	Notwithstanding any other provision of the SERP (or of the Covered Participant’s SERP Side Letter) to the contrary, in the event of such person’s “involuntary termination, other than for Cause” (as those terms are defined under such person’s employment agreement with the Company), in anticipation of a Change in Control:

(i)	the foregoing provisions of this Section 15, and all other provisions of the SERP (and of such person’s SERP Side Letter) shall apply to such person to the same extent as if a Change in Control had, solely with respect to such person, occurred on the date immediately preceding the date on which such person is so terminated from employment, and

(ii)	such Participant’s benefit under the Pension Plan, for purposes of determining the offset under Section 4.2(a), Section 4.2(b) and such person’s SERP Side Letter for such person’s Pension Plan benefit, to the extent otherwise applicable, shall be computed by including the additional years of age and service credit which were (or will be) taken into account, pursuant to the provisions of Section 5.5(i)(a)(3) of such Participant’s employment agreement with the Company, in computing the amount of the lump sum payment made (or to be made) to such Participant in lieu of an actual increase in such Participant’s benefit under the Pension Plan.

(j)	If that Covered Participant whose social security number is ###-##-#### remains employed with UDS on the Change in Control Date, determined without regard to the foregoing subsection (e), such person shall receive a lump sum payment of $500,000 upon the earlier of:

(i)	such person’s “involuntary termination, other than for Cause,” as those terms are defined under the employment agreement between such person and the Company; provided, however, that an “involuntary termination” shall not be deemed to have occurred for purposes of this clause (i) in the event that such person voluntarily terminates employment on account of a significant reduction, occurring not later than the Change in Control Date, in such person’s duties or the addition, occurring not later than the Change in Control Date, of duties which, in either case, are materially inconsistent with such person’s then title or position, such that no amount shall be paid pursuant to this subsection (j) to such person; and further, provided, however, that an “involuntary termination” shall be deemed to have occurred for purposes of this clause (i) in the event that such person voluntarily terminates employment on account of a significant reduction, occurring subsequent to the Change in Control Date, in such person’s duties or the addition, occurring subsequent to the Change in Control Date, of duties which, in either case, are materially inconsistent with such person’s title or position as in effect on the Change in Control Date, such that an amount shall be paid pursuant to this subsection (j) to such person, or

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(ii)	twelve months following the Change in Control Date, provided such person is still employed by UDS on such date.

No amount shall be payable pursuant to this subsection (j) in the event that such Covered Participant terminates employment prior to the date set forth in the foregoing clause (ii) for any reason not described in the foregoing clause (i).

Any amount otherwise payable pursuant to this subsection (j) to such Covered Participant (i) shall not be reduced by any amounts previously paid to such person pursuant to any other provision of the SERP and (ii) shall be disregarded in determining the amount of any future benefits otherwise payable to such person pursuant to any other provision of the SERP.

(k)	Notwithstanding any other provision of the SERP to the contrary, to the extent that any subsequent amendment to this Section 15 would adversely affect the determination of any particular Covered Participant’s SERP benefit, such amendment shall be effective with respect to such person only if such person consents, in writing, to the application of such amendment, other than an amendment to subsection (h) of this Section 15, as to which the consent of Covered Participants shall not be required.

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ULTRAMAR DIAMOND SHAMROCK CORPORATION By: /s/ Timothy J. Fretthold —————————————— Timothy J. Fretthold Executive Vice President

Accepted and agreed to with respect to the calculation of their benefits under the Ultramar Corporation Supplemental Executive Retirement Plan

By: /s/ Jean Gaulin —————————————— Jean Gaulin

By: /s/ Christopher Havens —————————————— Christopher Havens